EXECUTION COPY

        CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                   OF SERIES B PREFERRED STOCK OF

                       i-STAT CORPORATION

    Pursuant to Section 151 of the General Corporation Law of the
State of Delaware

    We, William P. Moffitt, President and Chief Executive Officer, and William P. Sarther, Vice President, Chief Financial Officer and Treasurer, of Carpe Diem Corporation (the "Company" or "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with provisions of Section 103 thereof, DO HEREBY
CERTIFY:

    That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on June 22, 1995, adopted the following resolution creating a series of 2,138,702 shares of Preferred Stock designated as Series B Preferred
Stock:

    RESOLVED: that a series of the Company's Preferred
    Stock consisting of 2,138,702 shares of Preferred
    Stock, be and hereby is designated as "Series B
    Preferred Stock", par value $.10 per share (the
    "Series B Preferred"), and that the Series B
    Preferred shall have the designations, powers, preferences, rights and qualifications, limitations and restrictions as set forth in the Certificate of Designation, Preferences and Rights of Series B
    Preferred Stock (the "Certificate") substantially in the form attached hereto as Exhibit A.

    That said Certificate states that the Board of Directors does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and qualifications, limitations and restrictions thereof as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein).

    Section 1. Designation and Amount. The shares of such series shall be designated "Series B Preferred Stock" and the number of shares constituting such series shall be 2,138,702.

    Section 2. Dividends and Distributions. The holders of the Series B Preferred shall be entitled to receive dividends in preference or on an equivalent basis to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock of the Corporation. Such dividends will be in an amount determined by the Board of Directors and shall be payable when, as and if declared by the Board of Directors, out of funds legally available therefor. The right to such dividends on the Series B Preferred shall not be cumulative and no right to such dividends shall accrue to holders of Series B Preferred unless declared by the Board of Directors. Notwithstanding the foregoing, the holders of the Series B Preferred shall be entitled to receive a dividend, to be declared by the Board of Directors of the Company no later than two business days following the initial issuance of the Series
B Preferred (the "Initial Issuance Date"), of one right for each share of Series B Preferred pursuant to the Stockholder Protection Agreement dated as of June 26, 1995 between the Corporation and First Fidelity Bank, National Association (the "Rights Agreement").

    Section 3. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

         (a) The holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of $28.50 per share for each share of Series
B Preferred then held by them, adjusted for any recapitalization, stock dividend, stock split or similar event (a "Recapitalization") with respect to such shares, plus an amount equal to all declared but unpaid dividends on the Series B Preferred. If the assets and funds thus distributed among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred.

         (b) For purposes of this Section 3, a merger or consolidation of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, but only pursuant to a court-approved plan of reorganization or other proceeding in a bankruptcy case pending under the U.S. Bankruptcy Code, insolvency or similar situation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

    Section 4. Voting Rights. Except as otherwise required by law or by Section 6 hereof, the holder of each share of Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power. Holders of Series B Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

    Section 5. Conversion. The shares of Series B Preferred shall be convertible as follows:

         (a)  At Option of Stockholder.  Each share of
Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $28.50 by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Price") shall initially be $28.50 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

         (b)  At Option of Corporation.  Each s hare of
Series B Preferred shall be convertible, at the option of the Corporation, at any time after the date which is five years after the Closing Date (as defined in the Series B Preferred Stock Purchase Agreement dated as of June 23, 1995 between the Company and Hewlett-Packard Company, the "Closing Date") at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $28.50 by the Conversion Price in effect at the time of conversion.

         (c) Other. In the event that the outstanding shares of Series B Preferred represent less than 5% of the outstanding Voting Power of the Company, other than as a result of dilution caused by the Company's sale or issuance of additional shares of Voting Stock, except where dilution results from the holder's failure to exercise its right to purchase additional Voting Stock from the Company under any agreement the holder has with the Company, then such shares of Series B Preferred shall convert into Common Stock pursuant to Section 5(a) of this Certificate.

         (d) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series B Pre-ferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Shares of Common Stock issued upon conversion of shares of Series B Preferred shall be accompanied by the same number of Rights (as defined in the Rights Agreement) which may be issuable pursuant to the terms of the Rights Agreement, as it may be amended through the date of such issuance, or any other stock purchase rights or other similar dividends which have previously been declared with respect to the Common Stock. Before any holder of Series B Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred; provided, however, that in the event of conversion at the option of the Corporation, the outstanding shares of Series B Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. The Corporation shall, as soon as practicable after delivery of a certificate or certificates representing outstanding shares of Series B Preferred submitted for conversion, issue and deliver to such holder of Series B Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, or in the case of conversion at the option of the Corporation, on the record date for conversion, which shall not be earlier than the date notice of such conversion is received by holders of Series B Preferred, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (e)  Adjustments to Conversion Price.

                   (i) Adjustments for Additional Issuances. If at any time prior to the date which is twelve months after the Closing Date the Corporation shall issue any Additional Stock
(as defined below), then the Conversion Price for the Series B Preferred shall be reduced, upon the closing of such issuance, to a price such that if a shareholder converted shares of Series B Preferred into shares of Common Stock immediately after such issuance of Additional Stock, such holder would be entitled to receive that number of shares of Common Stock equal to the percentage ownership (calculated as described below) represented by such shares of Series B Preferred immediately prior to such issuance. In addition, if at any time prior to the date which is twelve months after the Closing Date, the Additional Stock is issued without consideration or for a consideration per share less than the Conversion Price for the Series B Preferred as adjusted above, then the Conversion Price for the Series B Preferred shall be further reduced, upon the closing of such issuance, to a price equal to the consideration per share for which the Additional Stock is issued. For purposes of this
Section 5(e), percentage ownership shall be calculated by dividing the number of shares of Common Stock issuable upon conversion of the Series B Preferred by the sum of (x) the Common Stock outstanding prior to the issuance of Additional Stock and (y) the number of shares of Common Stock issuable upon conversion of the Series B Preferred.

                         (A)  Consideration.  In the case of the
issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors regardless of any accounting treatment. In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the consideration per share shall be the consideration (determined in the manner provided above), if any, received by the Corporation upon the issuance of such options, rights or securities plus the minimum purchase price provided in such options, rights or securities for the Common Stock covered thereby.

                         (B)  "Additional Stock".  "Additional
Stock" shall mean any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities issued by this Corporation after the Closing Date other than:

                                  (1)  shares of Common Stock issued
upon conversion of the 2,138,702 shares of Series B Preferred;

                                  (2)  up to an aggregate of
1,965,685 shares of Common Stock issuable upon exercise of options or warrants outstanding as of the Closing Date;

                                  (3)  options to purchase Common
Stock, and Common Stock, issuable or issued to employees, officers, directors or consultants of the Corporation directly, or pursuant to stock purchase or option plans, or otherwise for compensatory purposes, which issuances and plans are approved by the Board of Directors;

                                  (4)  up to an aggregate of 500,000
shares of Common Stock issued or issuable in connection with an acquisition (in whatever form) of intellectual property, which transaction is approved by the Board of Directors;

                                  (5)  up to an aggregate of
1,000,000 shares of Common Stock issued to the public in an underwritten registered public offering of this Corporation's Common Stock at a price per share of not less than $28.50; and

                                  (6)  securities issued or issuable
pursuant to the Rights Agreement.

                 (ii) Adjustments for Subdivisions, Stock
Dividends, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise), into a greater number of shares of Common Stock, or the Corporation shall declare and pay any dividend on its Common Stock payable in shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                 (iii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common
Stock, rights issuable pursuant to the Rights Agreement, shares of the Company's Series A Junior Participating Preferred Stock, par value $.10 per share, issuable upon exercise of such rights and other than as otherwise adjusted in this Section 5, then and in each such event provision shall be made so that the holders of Series B Preferred shall receive the amount of securities of the Corporation which they would have received had their Series
B Preferred been converted into Common Stock immediately prior to such event. Nothing contained herein shall limit the rights of the Series B Preferred pursuant to Section 2 hereof to receive the rights issuable pursuant to the Rights Agreement and thereafter to enjoy all privileges of a holder of the rights pursuant to the Rights Agreement.

               (iv) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series B Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series B Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred immediately before that change.

      (c) No Impairment. Except as provided in Section 6, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.

     (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred.

     Section 6. Protective Provisions. In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series B Preferred:

     (a) amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation if such action would materially and adversely alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B
Preferred;

     (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series B Preferred;

     (c) reclassify any shares of Common Stock or any other shares of this Corporation into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series B Preferred; or

     (d) increase or decrease the aggregate number of authorized shares of Series B Preferred.

     Section 7. Status of Converted Shares. In case shares of Series B Preferred shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled, retired and eliminated from the shares which the Corporation is authorized to issue.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 23rd day of June, 1995.




                             ______________________________
                             William P. Moffitt
                             Chief Executive Officer

Attest:


__________________________
William P. Sarther
Vice President,
Chief Financial Officer
   and Treasurer